Exhibit 10.1


[Morgan Stanley] [Logo Omitted]

December 13, 2005

Mr. John J. Mack
c/o Morgan Stanley
1585 Broadway
New York, New York 10036

Dear John,

         This letter agreement clarifies certain provisions of the amended and restated employment agreement dated as of September 20, 2005 (the "Employment Agreement") by and between you and Morgan Stanley (the "Company") in light of your (i) requesting that your bonus in respect of fiscal year 2005 be prorated for the period you were employed by the Company during the year and recommending that it be awarded 100% in the form of equity compensation (i.e., zero cash) and (ii) entering into an agreement dated November 22, 2005 relating to the notice period and restrictive covenants applicable to you (the "Restrictive Covenant Agreement"). In connection with the foregoing, you and we agree as follows:

              1. Your receipt of 100% of your bonus in respect of fiscal year 2005 in the form of equity compensation under the Company's Equity Incentive Compensation Plan shall not constitute Good Reason under the Employment Agreement.

              2. Should there be any inconsistency between the provisions in the Employment Agreement (including any provisions incorporated by reference) and the provisions in the Restrictive Covenant Agreement as such provisions relate to the time period for the provision of advance written notice of termination by either the Company or by you or the duration of any non-solicitation covenant, the provisions of the Restrictive Covenant Agreement shall prevail and, notwithstanding any provision of Section 3(b)(iii) of the Employment Agreement, said provisions of the Restrictive Covenant Agreement may be incorporated into equity-based awards under the Company's equity compensation plans in respect of fiscal year 2005 or granted at any time in the future; provided, however, that if you terminate your employment for Good Reason under the Employment Agreement, then you will not be required for any purpose to provide 180 days advance written notice (provided that you otherwise comply with the provisions of Sections 4(c), 4(e) and 4(f) of the Employment Agreement).

              3. Should there be any inconsistency between the provisions in the Employment Agreement and the provisions in the Restrictive Covenant Agreement as such provisions relate to the definition of "Cause" and the consequences of the termination of your employment without "Cause", the provisions of the Employment Agreement shall prevail.

              4. References to "Total Compensation" in Section 5(a) of the Employment Agreement shall mean Total Compensation on an annualized basis.

              5. Except as specifically amended above, all of the terms and provisions of the Employment Agreement and the Restrictive Covenant Agreement shall remain in full force and effect.

         We ask that you confirm your willingness to accept the foregoing by signing and dating this letter in the area designated below and returning the letter agreement to me.

/s/ Karen C. Jamesley
-------------------------------
By:      Karen C. Jamesley
Title:   H.R. Director


Confirmed and Agreed to:


/s/ John J. Mack
---------------------------------
John J. Mack



                                      2